FOR IMMEDIATE RELEASE For Further Information Contact: Tramm Hudson 941/752-5900

Coast Financial Holdings, Inc.,

Reports Financial Results For First Quarter 2007

May 2, 2007 – (Bradenton, Florida) – Coast Financial Holdings, Inc. (NASDAQ: CHFI), parent company of Coast Bank of Florida today reported financial results for the quarter ended March 31, 2007. The company reported growth in loans, deposits and total assets in comparison to the fourth quarter of 2006.

For the quarter ended March 31, 2007 the company recorded a loss of $2.4 million, or $0.37 per share, as compared to a loss of $314,000 or $0.05 per share reported for the quarter ended March 31, 2006.

According to Coast Bank President & CEO, Brian F. Grimes, the increase in net loss is primarily attributable to extraordinary circumstances. “For the past several months, Coast Bank has been operating under difficult circumstances and the earnings report is reflective of the situation.” Grimes continued, “As previously disclosed we have a large number of customers who have been negatively impacted by their builder filing for bankruptcy in the midst of their new home construction. This situation has generated large extraordinary expenses, negatively impacting the performance of Coast Bank.”

For the quarter ended March 31, 2007 the company reported professional fees, which includes legal and consulting expenses, of $726,000 as compared to $199,000 reported for the quarter ended March 31, 2006, an increase of $527,000, or 264.8%. Also for the quarter ended March 31, 2007 the company increased the reserve for potential loan losses by $1.4 million. A significant portion of this amount is a provision for a single commercial real estate loan in the process of foreclosure. The bank took the additional provision on this loan in recognition of the depressed real estate market for such properties.

Income Statement Review

For the quarter ended March 31, 2007 net interest income before the provision for loan loss decreased 5.67% to $3.8 million, as compared to $4.0 million reported for the quarter ended March 31, 2006. Revenues (net interest income before the provision for loan losses plus other operating income) decreased 3.75% to $4.4 million in the quarter ended March 31, 2007 from the $4.6 million reported for the quarter ended March 31, 2006. A contributing factor in this decrease in revenue is the large number of residential construction-permanent loans classified as non-performing.

Net interest margin continued to compress in the first quarter of 2007. For the quarter ended March 31, 2007 net interest margin was 2.06%, as compared to the 3.13% net interest

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margin reported for the quarter ended March 31, 2006. “Cost of deposits reflects the market impact of rising rates and the increased premium the bank has paid for new deposits,” stated Grimes.

Non-interest expenses (including the professional fees previously described) also increased in the first quarter. For the quarter ended March 31, 2007 non-interest expenses totaled $6.8 million; a 37.7% increase in comparison to the $4.9 million reported for the quarter ended March 31, 2006.

Balance Sheet Review

Deposits increased 22.8%, or $137.8 million, during the quarter to $742.4 million, from $604.6 million reported at December 31, 2006. The increase in deposits took place primarily as a part of our liquidity management program and includes $40.7 million in brokered deposits. During the first quarter, non-interest bearing demand deposits, savings, NOW and money-market deposits decreased 28.0% while time deposits rose 42.4% when compared to December 31, 2006.

Loans also increased during the past three months. As of March 31, 2007 net loans totaled $567.0 million, representing an increase of $4.4 million, or 0.8%, compared to $562.6 million at December 31, 2006.

Total assets increased during the past three months. As of March 31, 2007 assets totaled $834.1 million. This total is an increase of $114.4 million, or 15.9%, compared to $719.7 million at December 31, 2006.

Total Shareholder Equity stood at $55.0 million as of March 31, 2007, a decrease of $2.2 million compared to $57.2 million reported at December 31, 2006. The bank maintains the classification of “adequately capitalized” for regulatory purposes.

Credit Quality Review

Non-performing assets increased during the past three months. Grimes stated, “The majority of the increase of non-performing assets was a result of the migration of approximately $31.6 million in builder affected loans.” As of March 31, 2007 non-performing assets totaled $38.3 million, an increase of $32.1 million compared to $6.2 million at December 31, 2006.

While a number of loans have been placed on non-accrual status, the company has made progress in addressing the issues the individual Coast Bank borrowers face with the contractor in bankruptcy and their homes unfinished. According to Grimes, “Coast Bank management is working diligently on a customer-by-customer basis to improve this situation for the borrowers as well as the bank.” Grimes continued, “While many loans are on non-accrual status, Coast Bank has managed to resolve a number of these issues.” Further information will be included in the Form 10-Q filing for Coast Financial Holdings, Inc., to be filed on or before May 10, 2007.

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COAST FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Earnings (Unaudited)

($ in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Interest income:
Loans	$10,015	$7,044
Securities	1,221	925
Other interest-earning assets	644	292

Total interest income	11,880	8,261

Interest expense:
Deposits	7,627	4,059
Borrowings	458	179

Total interest expense	8,085	4,238

Net interest income	3,795	4,023
Provision for loan losses	1,426	133

Net interest income after provision for loan losses	2,369	3,890

Noninterest income:
Service charges on deposit accounts	142	124
Gain on sale of loans held for sale	466	409
Other service charges and fees	12	18
Other	—	13

Total noninterest income	620	564

Noninterest expenses:
Employee compensation and benefits	2,962	2,461
Occupancy and equipment	1,316	932
Data processing	290	244
Professional fees	726	199
Telephone, postage and supplies	384	312
Advertising	363	436
Other	761	357

Total noninterest expenses	6,802	4,941

Loss before income tax benefit	(3,813)	(487)
Income tax benefit	(1,409)	(173)

Net loss	$(2,404)	$(314)

Loss per share, basic	$(0.37)	$(0.05)

Loss per share, diluted	$(0.37)	$(0.05)

Weighted-average number of common shares outstanding, basic	6,509,057	6,506,659

Weighted-average number of common shares outstanding, diluted	6,509,057	6,506,659

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COAST FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

($ in thousands, except per share amounts)

	March 31, 2007	December 31, 2006	March 31, 2006
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$14,346	$13,952	$13,821
Federal funds sold and securities purchased under agreements to resell	1,394	385	17,140

Cash and cash equivalents	15,740	14,337	30,961
Securities available for sale	201,646	92,013	89,390
Loans, net of allowance for loan losses of $26,818, $25,710 and $3,271	566,972	562,574	427,257
Federal Home Loan Bank stock, at cost	2,219	3,035	1,620
Premises and equipment, net	27,130	27,598	24,056
Accrued interest receivable	4,192	4,119	2,668
Deferred income taxes	13,753	12,465	2,753
Other assets	2,402	3,528	3,030

Total assets	$834,054	$719,669	$581,735

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	$30,457	$34,345	$35,643
Savings, NOW and money-market deposits	90,565	133,819	90,479
Time deposits	621,339	436,408	351,929

Total deposits	742,361	604,572	478,051
Federal Home Loan Bank advances	20,000	41,000	10,000
Federal funds purchased	—	—	—
Repurchase agreement	—	—	—
Other borrowings	13,404	14,108	18,002
Other liabilities	3,276	2,813	2,456

Total liabilities	779,041	662,493	508,509

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $5 par value; 20,000,000 shares authorized, 6,509,057, 6,509,057, and 6,509,057 shares issued and outstanding in 2007 and 2006	32,545	32,545	32,545
Additional paid-in capital	46,031	45,992	45,524
Accumulated deficit	(23,523)	(21,119)	(4,153)
Accumulated other comprehensive loss	(40)	(242)	(690)

Total stockholders’ equity	55,013	57,176	73,226

Total liabilities and stockholders’ equity	$834,054	$719,669	$581,735

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ADDITIONAL FINANCIAL INFORMATION

(in thousands)

	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
	(unaudited)		(unaudited)
LOANS:
Commercial	$13,945	$13,585	$16,485
Commercial real estate	134,416	138,912	126,210
Installment	55,859	52,894	33,060
Residential real estate	209,748	145,268	66,520
Residential construction	177,344	235,197	186,410

	591,312	585,856	428,685
Add (deduct):
Deferred loan costs, net	2,478	2,428	1,843
Allowance for loan losses	(26,818)	(25,710)	(3,271)

Loans, net	$566,972	$562,574	$427,257

	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
	(unaudited)		(unaudited)
NON - PERFORMING ASSETS:
Loans on Non - Accrual Status	$38,139	$6,043	$922
Delinquent Loans on Accrual Status	—	—	—

Total Non - Performing Loans	38,139	6,043	922
Real Estate Owned (REO) / Repossessed assets	167	167	171

Total Non - Performing Assets	$38,306	$6,210	$1,093

Total Non - Performing Assets / Total Assets	4.59%	0.86%	0.19%

	Three Months Ended
	Mar 31, 2007	Mar 31, 2006
	(unaudited)	(unaudited)
CHANGE IN THE ALLOWANCE FOR LOAN LOSSES :
Balance at beginning of period	$25,710	$3,146
Provision for loan losses	1,426	133
Recoveries	21	11
Charge offs	(339)	(19)

Net charge offs	(318)	(8)

Balance at end of period	$26,818	$3,271

Net Charge-offs / Average Loans Outstanding	0.22%	0.01%
Allowance for Loan Losses / Total Loans Outstanding	4.54%	0.76%
Allowance for Loan Losses / Non - Performing Loans	70.00%	355.00%

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ADDITIONAL FINANCIAL INFORMATION

(in thousands)

(Rates / Ratios Annualized)

	Three Months Ended
	Mar 31, 2007	Mar 31, 2006
	(unaudited)	(unaudited)
OPERATING PERFORMANCE :
Average loans	$596,355	$409,417
Average investment securities	99,554	85,824
Average other interest-earning assets	49,796	26,605
Average non - interest - earning assets	35,266	42,748

Total Average Assets	$780,971	$564,594

Average interest bearing deposits	$646,546	$428,018
Average borrowings	42,194	26,084
Average non - interest bearing liabilities	35,947	37,100

Total Average Liabilities	724,687	491,202
Total average equity	56,284	73,392

Total Average Liabilities And Equity	$780,971	$564,594

Interest rate yield on loans	6.81%	6.98%
Interest rate yield on investment securities	4.97%	4.37%
Interest rate yield on other interest-earning assets	5.25%	4.46%

Interest Rate Yield On Interest Earning Assets	6.46%	6.42%
Interest rate expense on deposits	4.78%	3.85%
Interest rate expense on borrowings	4.40%	2.78%

Interest Rate Expense On Interest Bearing Liabilities	4.76%	3.78%

Interest rate spread	1.70%	2.64%

Net interest margin	2.06%	3.13%

Other operating income / Average assets	0.32%	0.41%
Other operating expense / Average assets	3.53%	3.55%
Efficiency ratio (non-interest expense / revenue)	154.07%	107.72%
Return on average assets	(1.25)%	(0.23)%
Return on average equity	(17.32)%	(1.73)%
Average equity / Average assets	7.21%	13.00%

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About the Coast Financial Holdings:

Coast Financial Holdings, Inc. through its banking subsidiary, Coast Bank of Florida (www.coastfl.com), operates 20 full-service banking locations in Manatee, Pinellas, Hillsborough and Pasco counties, Florida. Coast Bank of Florida is a commercial bank that provides full-service banking operations to its customers from its headquarters location and from branch offices in Bradenton, Longboat Key, Seminole, Dunedin, Clearwater, Kenneth City, Brandon, St. Petersburg, Lutz, Largo and Pinellas Park.

This press release and other statements to be made by the Company contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to statements relating to projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies, and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry, or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and conditional verbs such as “may,” “could,” and “would,” and other similar expressions or verbs. Such forward-looking statements reflect management’s current expectations, beliefs, estimates, and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated. These risks, uncertainties, and other factors include, among others: changes in general economic or business conditions, either nationally or in the State of Florida, changes in the interest rate environment, the Company’s ability to successfully open and operate new branches and collect on delinquent loans, changes in the regulatory environment, and other risks described in the Company’s Form 10-K for the fiscal year ended December 31, 2006, and as described from time to time by the Company in other reports filed by it with the Securities and Exchange Commission. Any forward-looking statement speaks only to the date on which the statement is made, and the Company disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. If the Company does update any forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Further information may be obtained by contacting Tramm Hudson at 941/752-5900.

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